Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

TRANSACTION AGREEMENT

Dated as of 27th of June 2025

by and among

FG REINSURANCE HOLDINGS LLC (as Seller)

Thomas C. Heise (as Buyer)

[                                    ] (as Reinsurer)

and solely for the purposes of Section 2.1 (Pre-Closing Dividend), Section 2.4 (Execution of Retrocession Agreement), Section 7.6 (Post-Closing Capital Requirements), Section 7.11(c) (Dividend Restriction), and Section 9.3 (Cooperation on Tax Matters)

FG REINSURANCE LTD. (as Company)

RECITALS

WHEREAS, Seller is a Delaware limited liability company and owns all of the issued and outstanding shares or other equity interests of (i) FG Reinsurance Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and (ii) FG Re Solutions Ltd., an exempted company incorporated under the laws of Bermuda (the “ServiceCo”, and together with the Company, the “Acquired Companies”);

WHEREAS, the Company is registered as a Class B(iii) insurer under the Insurance Act (As Revised) of the Cayman Islands and is regulated by the Cayman Islands Monetary Authority (“CIMA”);

WHEREAS, the ServiceCo provides operational and management services primarily to the Company and employs certain members of the Management Team, including Thomas C. Heise, pursuant to the Heise Employment Agreement;

WHEREAS, Buyer is an individual who intends, prior to the Closing, to assign his rights and delegate his obligations under this Agreement to a wholly-owned and controlled special purpose vehicle to be formed by him, which special purpose vehicle shall acquire the Shares and hold the equity interests of the Acquired Companies following the Closing;

WHEREAS, Reinsurer is an exempted company incorporated under the laws of Bermuda, registered as a Class 3B insurer under the Insurance Act 1978 of Bermuda, as amended, and registered as a segregated accounts company under the Segregated Accounts Companies Act 2000 of Bermuda, as amended (the “SAC Act”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as an integral part of the transactions contemplated hereby, the Company and the Reinsurer (acting solely in respect of its Segregated Account SAC 2018-1) shall enter into the Retrocession Agreement, substantially in the form attached hereto as Schedule A (the “Retrocession Agreement”), pursuant to which Reinsurer will provide certain collateralized reinsurance to the Company;

WHEREAS, as a condition precedent to the Closing, the Company intends to declare and pay, subject to the prior approval of CIMA, a dividend in the amount equal to all of the Equity Interests, at fair value, Other Investments, Unrestricted Cash, and Other Assets (the “Pre-Closing Dividend”);

WHEREAS, as part of the financing for the Transaction, Seller has agreed to provide a loan to Buyer in the principal amount of US$1,250,000, which loan shall be evidenced by a promissory note issued by Buyer to Seller at the Closing (the “Seller Note”);

WHEREAS, the parties have agreed that Seller’s funding of such loan to Buyer shall be effected by means of Seller causing the Company to retain US$1,250,000 in cash that would otherwise have been distributable to Seller, with such retained amount being deemed a capital contribution from Buyer to the Company (the “Buyer Capital Contribution”);

WHEREAS, accordingly, and as a condition precedent to the Closing, the Company intends to declare and pay to Seller, subject to the prior approval of CIMA, the Pre-Closing Dividend, thereby causing the Company to retain cash equal to the Buyer Capital Contribution;

WHEREAS, the Parties intend that profits from the Company’s YOA 2025 Lloyd’s reinsurance arrangements shall serve as a primary source, after application of profits from the Covered Treaties, to ensure payment of the Retrocession Fixed Payment to the Reinsurer, as more fully set forth herein;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyer has agreed, among other things, to provide operational funding for the Acquired Companies following the Closing as specified herein;

WHEREAS, the terms and subject to the conditions set forth in this Agreement, Reinsurer has agreed, among other things, to provide the Retrocession Agreement and to fully collateralize its obligations thereunder by depositing assets into a trust account for the benefit of the Company, and to participate in certain financial arrangements related to the Company’s business as specified herein, including receiving a fixed payment at the termination of the Retrocession Agreement, for the purpose relieving the Seller of its $3.3M collateral obligation;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

“Acquired Companies” means the Company and the ServiceCo, collectively.

“Action” means any claim, action, suit, inquiry, proceeding, audit, or investigation by or before any Governmental Authority, or any other arbitration, mediation, or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, following the Closing, the Acquired Companies shall be deemed Affiliates of Buyer.

“Agreement” means this Transaction Agreement, including all Schedules and Exhibits attached hereto, as the same may be amended from time to time.

“Budget” means the operating budget for the Acquired Companies for the period commencing on the Closing Date and ending on [Date corresponding to run-off of Covered Treaties], attached hereto as Schedule B, the content of which is based upon the “FG Reinsurance Summary One Pager” dated April 15, 2025.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Hamilton, Bermuda are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Capital Contribution” means the US$1,250,000 in unrestricted cash to be retained by the Company at Closing on behalf of Buyer, which amount shall be treated as a capital contribution by Buyer to the Company.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller and Reinsurer concurrently with the execution and delivery of this Agreement.

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“Buyer SPV” has the meaning set forth in 7.19.

“CIMA” means the Cayman Islands Monetary Authority.

“Class B(iii) Requirements” means the capital, solvency, reporting, governance, and other regulatory requirements applicable to the Company as a holder of a Class B(iii) insurer license issued by CIMA pursuant to the Insurance Act (As Revised) of the Cayman Islands and associated regulations and guidance notes.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals (referring to FG Reinsurance Ltd., the Cayman OpCo).

“Confidential Information” means all confidential or proprietary documents, materials, data or other information concerning the business, assets, liabilities or operations of the Acquired Companies furnished to Buyer or Reinsurer (or their respective Representatives) in connection with the transactions contemplated hereby, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer or Reinsurer or their Representatives in breach of this Agreement, (ii) was available to Buyer or Reinsurer on a non-confidential basis prior to its disclosure by Seller or the Acquired Companies, or (iii) becomes available to Buyer or Reinsurer on a non-confidential basis from a source other than Seller or the Acquired Companies, provided that such source is not known by Buyer or Reinsurer to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or the Acquired Companies with respect to such information.

“Contract” means any legally binding contract, agreement, lease, license, indenture, note, bond, mortgage, deed of trust, instrument or other arrangement or commitment, whether written or oral.

“Covered Treaties” means the six (6) reinsurance treaties assumed by the Company listed on Schedule C.

“Default Funding Amount” has the meaning ascribed to it in Section 7.10(c)(i) of the Transaction Agreement.

“Deployed Collateral” means the aggregate fair market value of assets held in the Trust Account from time to time, up to the Required Balance, provided by or on behalf of the Reinsurer (in the Transaction Agreement)/Retrocessionaire (in the Retrocession Agreement) to secure its obligations under the Retrocession Agreement.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Interests” means the Shares and the ServiceCo Equity Interests.

“FG Re Solutions” means FG Re Solutions Ltd., an exempted company incorporated under the laws of Bermuda (also referred to herein as the ServiceCo).

“Financial Statements” has the meaning set forth in Section 4.6.

“Funding Default Notice” has the meaning ascribed to it in Section 7.10(b) of the Transaction Agreement.

“Funding Due Date” has the meaning set forth in Section 7.9(b).

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“Funding Period” means the period commencing on the Closing Date and continuing until all obligations under the Covered Treaties have expired or been fully discharged or novated, during which Buyer is obligated to provide Operational Funding pursuant to Section 7.9.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Heise Employment Agreement” means the Employment Agreement between the ServiceCo and Thomas C. Heise, substantially in the form attached hereto as Exhibit 1.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indemnified Party” has the meaning set forth in Section 10.5.

“Indemnifying Party” has the meaning set forth in Section 10.5.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the Cayman Islands, Bermuda, or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names, and applications therefor; (ii) patents and patent applications; (iii) copyrights (registered and unregistered) and applications therefor; and (iv) trade secrets, know-how, and confidential or proprietary information.

“Knowledge of Seller” or any similar phrase means the actual knowledge of the executive officers of Seller and the Company after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments, and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a third party in connection with a Third Party Claim.

“Management Team” means the management personnel employed by the ServiceCo responsible for the day-to-day operations of the Acquired Companies’ business, led by Thomas C. Heise.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Acquired Companies, taken as a whole, or (b) the ability of Seller or the Acquired Companies to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer or Reinsurer; (vi) any changes in applicable Laws or accounting rules (including GAAP or IFRS) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Acquired Companies; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the cases of clauses (i), (ii), (iii), (iv), (vi) and (viii), to the extent that the Acquired Companies (taken as a whole) are disproportionately affected thereby as compared with other participants in the industries in which they operate.

“Permitted Encumbrances” means any of the following: (a) liens for Taxes, assessments and other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or IFRS, as applicable; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, and other liens imposed by Law arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or IFRS, as applicable; (c) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other social security legislation; (d) easements, rights-of-way, encroachments, restrictions, conditions, and other similar encumbrances affecting real property, if any, that do not materially interfere with the present or proposed use of such property or the ordinary conduct of the business of the Acquired Companies; (e) liens securing indebtedness reflected in the Financial Statements or incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements, provided such liens do not materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies; and (f) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Dividend” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.3.

“Quarterly Margin Statement” means a statement prepared by the Company and delivered to Reinsurer on a quarterly basis pursuant to Section 7.11(a)(iii) of the Transaction Agreement, detailing the profits generated from the Covered Treaties and the status of the YOA 2025 Lloyds reinsurance, and calculating any Shortfall with respect to the Reinsurer’s entitlement to its pro-rata portion of the Retrocession Fixed Payment and accrued return.

“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Disclosure Schedule” means the disclosure schedule delivered by Reinsurer to Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Representatives” means, with respect to any Person, the officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives of such Person.

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“Retrocession Agreement” has the meaning set forth in the Recitals.

“Retrocession Fixed Payment” means the sum of US$742,500, payable by the Company to the Reinsurer at the termination of the Retrocession Agreement, as more fully described in Article 8 of the Retrocession Agreement and referenced in Section 7.11 of the Transaction Agreement.

“Retrocession Term” means a period of three (3) years commencing on the Effective Date and terminating on June 30, 2028.

“SAC 2018-1” means the segregated account designated as “SAC 2018-1” established by the Reinsurer pursuant to the SAC Act.

“SAC Act” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer and Reinsurer concurrently with the execution and delivery of this Agreement.

“Seller Note” means the promissory note in the principal amount of US$1,250,000 issued by Buyer to Seller at the Closing, substantially in the form attached hereto as Exhibit 2.

“ServiceCo” means FG Re Solutions Ltd., an exempted company incorporated under the laws of Bermuda.

“ServiceCo Equity Interests” means all of the issued and outstanding shares or other equity interests of the ServiceCo.

“Shares” means all the issued and outstanding ordinary shares of the Company.

“Shortfall” has the meaning ascribed to it in Section 7.11(a)(iii) of the Transaction Agreement.

“Shortfall Top-Up” means the application of net profits from the Company’s Year of Account 2025 Lloyd’s reinsurance arrangements to cure a Shortfall or pay an accelerated Retrocession Fixed Payment, as described in Section 7.11(a)(iv) of the Transaction Agreement.

“Tax” or “Taxes” means any federal, state, local, foreign or other income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the Retrocession Agreement (Schedule A), the Trust Agreement, the Investment Management Agreement between the Company (or the Trustee on its behalf) and Checchi Capital referenced in Section 8.2(d), and the Heise Employment Agreement (Exhibit X).

“Trust Account” means the trust account[s] established pursuant to the Trust Agreement [Identifier: e.g., Trust Account No. XXXX at Wilmington Trust], securing the Reinsurer’s obligations under the Retrocession Agreement.

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“Trust Agreement” means that certain Trust Agreement by and among the Company, the Reinsurer (acting solely for and on behalf of SAC 2018-1), and the Trustee, to be entered into or amended and restated effective as of the Closing Date, governing the Trust Account and incorporating the requirements set forth in Article 25 of the Retrocession Agreement (including the appointment of the Investment Manager and the implementation of the Investment Guidelines), substantially in the form to be agreed by the Parties prior to Closing.

“Trustee” means the applicable trustee under the trust agreement(s) governing the Trust Account(s).

“Underwriting Principals” means Pete Mattox and Steve Baker.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement.

“YOA” means Year of Account.

ARTICLE II
THE TRANSACTION

Section 2.1 Pre-Closing Dividend. Subject to the terms and conditions of this Agreement, including the condition precedent set forth in Section 8.1(b), immediately prior to the Closing and effective as of the Effective Time, the Company shall pay, and Seller shall be entitled to receive, the Pre-Closing Dividend. Seller and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the prior written approval or no objection of CIMA for the payment of the Pre-Closing Dividend as promptly as practicable after the date hereof. The payment of the Pre-Closing Dividend shall be effected by wire transfer of immediately available funds from the Company to an account designated in writing by Seller prior to the Closing Date.

Section 2.2 Purchase and Sale of Equity Interests. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, and transfer to Buyer, and Buyer agrees to purchase from Seller, free and clear of all Encumbrances (other than restrictions on transfer generally arising under applicable securities Laws), all of the issued and outstanding Shares of the Company and all of the issued and outstanding ServiceCo Equity Interests (collectively, the “Equity Interests”).

Section 2.3 Purchase Price. The aggregate purchase price for the Shares and the ServiceCo equity interests shall be US$1.00 (the “Purchase Price”). At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer (or by any otherwise mutually agreed method) of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to the Closing Date.

Section 2.4 Execution of Retrocession Agreement. Concurrently with, and effective as of, the Closing, the Company and the Reinsurer (acting in respect of SAC 2018-1) shall execute and deliver the Retrocession Agreement. The execution and delivery of the Retrocession Agreement is a fundamental condition to the obligations of Buyer and Reinsurer to consummate the Transaction.

Section 2.5 Buyer Capital Contribution and Seller Note. The Parties acknowledge and agree that the Buyer Capital Contribution is being made by Seller on behalf of Buyer in full satisfaction of Seller’s obligation to fund the loan evidenced by the Seller Note. In consideration for Seller causing the Company to retain the Buyer Capital Contribution for the benefit of Buyer, at the Closing, Buyer shall execute and deliver the Seller Note to Seller.

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ARTICLE III
CLOSING

Section 3.1 Closing Date and Time. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures on the [third (3rd)] Business Day following the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or at such other time, date or place as Seller, Buyer and Reinsurer may mutually agree upon in writing (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m., Cayman Islands time, on the Closing Date (the “Effective Time”).

Section 3.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer and Reinsurer:

(a) share certificates representing the Shares and certificates/instruments representing the ServiceCo Equity Interests, duly endorsed in blank or accompanied by stock powers/transfer forms duly executed in blank, along with the appropriate instruments of transfer as required by Cayman Islands Law and Bermuda Law, sufficient to transfer title to the Equity Interests to Buyer;

(b) the resignations, effective as of the Effective Time, of each director and officer of the Acquired Companies requested by Buyer in writing at least five (5) Business Days prior to the Closing Date;

(c) certified copies of the resolutions duly adopted by the [managing member/board of directors] of Seller and the boards of directors of the Acquired Companies authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which they are a party and the consummation of the Transaction;

(d) a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(e) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the [managing member/board of directors] of Seller, referred to in clause (c) above; (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder; and (iii) the organizational documents of Seller;

(f) certificates of the Secretary or Assistant Secretary (or equivalent officer) of each Acquired Company certifying as to (i) the resolutions of its board of directors referred to in clause (c) above; (ii) the names and signatures of its officers authorized to sign the Transaction Documents to which it is a party; (iii) its organizational documents (memorandum and articles of association / certificate of incorporation and byelaws); and (iv) its good standing in its jurisdiction of incorporation (Cayman Islands for the Company, Bermuda for the ServiceCo);

(g) the Retrocession Agreement, duly executed by the Company;

(h) The Trust Agreement, duly executed by the Company and the Trustee;

(i) Evidence of CIMA approval for the Pre-Closing Dividend and Change of Control and evidence of exchange control approval required Bermuda Monetary Authority for ServiceCo change of control;

(j) Evidence of cedent consents/non-objections listed on Schedule D;

(k) Evidence of novation/removal of Lloyd’s business;

(l) [A legal opinion from Cayman Islands counsel covering the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and Reinsurer];

(m) [A legal opinion from Bermuda counsel covering the ServiceCo, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and Reinsurer];

(n) A legal opinion from [Seller’s Domicile] counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and Reinsurer; and

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(o) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Reinsurer, as may be required to give effect to this Agreement.

(p) evidence reasonably satisfactory to Buyer and Reinsurer that an amount of not less than US$1,250,000 in unrestricted cash, constituting the Buyer Capital Contribution, is held by the Company as of the Closing.

Section 3.3 Closing Deliveries by Buyer. At the Closing, Buyer (or the Buyer SPV, as applicable) shall deliver to Seller and Reinsurer:

(a) the Purchase Price by wire transfer in accordance with Section 2.3;

(b) certified copies of the resolutions duly adopted by the Buyer (or by the board of directors or managing member of the Buyer SPV, as applicable) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transaction;

(c) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer (or a duly authorized officer of the Buyer SPV, as applicable), certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) (as they relate to Buyer) have been satisfied;

(d) a certificate of the Buyer (or the Secretary or Assistant Secretary of the Buyer SPV, as applicable) certifying as to (i) the resolutions referred to in clause (b) above; (ii) the names and signatures of persons authorized to sign this Agreement and the other documents to be delivered hereunder; and (iii) the organizational documents of Buyer SPV;

(e) Evidence of Buyer’s good standing in its jurisdiction of formation;

(f) A legal opinion from Buyer’s Domicile counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller and Reinsurer; and

(g) such other customary instruments or documents, in form and substance reasonably satisfactory to Seller and Reinsurer, as may be required to give effect to this Agreement.

(h) The Heise Employment Agreement, duly executed by Buyer (if applicable) or the ServiceCo.

(i) the Seller Note, duly executed by Buyer (or the Buyer SPV, as applicable).

Section 3.4 Closing Deliveries by Reinsurer. At the Closing, Reinsurer shall deliver to Seller and Buyer:

(a) the Retrocession Agreement, duly executed by the Reinsurer (acting solely for and on behalf of SAC 2018-1);

(b) The Trust Agreement, duly executed by the Reinsurer;

(c) certified copies of the resolutions duly adopted by the board of directors of Reinsurer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transaction;

(d) a certificate, dated the Closing Date and signed by a duly authorized officer of Reinsurer, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) (as they relate to Reinsurer) have been satisfied;

(e) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Reinsurer certifying as to (i) the resolutions of the board of directors of Reinsurer, referred to in clause (c) above; (ii) the names and signatures of the officers of Reinsurer authorized to sign this Agreement and the other documents to be delivered hereunder; and (iii) the [organizational documents] of Reinsurer;

(f) Evidence of Reinsurer’s good standing in Bermuda and registration under the SAC Act;

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(g) [A legal opinion from Bermuda counsel to Reinsurer, dated the Closing Date, in form and substance reasonably satisfactory to Seller and Buyer, including opinions regarding the capacity of Reinsurer, the validity of SAC 2018-1, and the enforceability of the limitation of liability provisions related thereto]; and

(h) such other customary instruments or documents, in form and substance reasonably satisfactory to Seller and Buyer, as may be required to give effect to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer and Reinsurer as follows with respect to itself and, where specified or context requires, each of the Acquired Companies:

Section 4.1 Organization and Qualification.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

(b) The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The ServiceCo is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda. Each Acquired Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect applied to Acquired Companies, taken as a whole. The Company is duly registered as a Class B(iii) insurer under the Insurance Act (As Revised) of the Cayman Islands.

Section 4.2 Authority; Binding Obligation.

(a) Seller has all necessary limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transaction have been duly authorized by all requisite limited liability company action on the part of Seller.

(b) The Acquired Companies possess all necessary corporate power and authority to enter into the Transaction Documents to which each Acquired Company is a party, to fulfill their obligations thereunder, and to consummate the Transaction (subject to obtaining CIMA and BMA approval for the Pre-Closing Dividend and Change of Control). The execution and delivery by the Acquired Companies of the Transaction Documents to which each Acquired Company is a party, the performance by the Acquired Companies of their obligations thereunder, and the consummation by the Acquired Companies of the Transaction have been duly authorized by all requisite corporate actions on the part of the Acquired Companies (subject to obtaining CIMA approval for the Pre-Closing Dividend and Change of Control).

(c) This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution, and delivery by the Buyer and Reinsurer) this Agreement constitutes a legal, valid, and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Transaction Documents to which the Seller or the Acquired Companies are a party, when executed and delivered by the Seller or the Acquired Companies, as applicable (assuming due authorization, execution, and delivery by the other parties thereto), will constitute legal, valid, and binding obligations of the Seller or the Acquired Companies, as applicable, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 4.3 No Conflict; Consents. The execution, delivery and performance by Seller and the Company of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Transaction, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the [organizational documents] of Seller or the memorandum and articles of association of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 4.3 of the Seller Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets are bound or affected; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances [Define Permitted Encumbrances if needed]) on any properties or assets of the Company, except, in the case of clauses (b), (c) and (d), for any such conflicts, violations, breaches, defaults, accelerations, rights, or Encumbrances that would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction, except for (i) the approval of CIMA for the payment of the Pre-Closing Dividend and the change of control of the Company contemplated hereby, (ii) the cedent consents or non-objections listed on Schedule D, and (iii) such filings as may be required under applicable securities Laws.

Section 4.4 Capitalization of the Company.

(a) Schedule [4.4(a)] sets forth the authorized and issued share capital or other equity interests of each Acquired Company. All of the outstanding Shares and ServiceCo Equity Interests are duly authorized, validly issued, fully paid and non-assessable (as applicable).

(b) Seller is the record and beneficial owner of all the issued and outstanding Shares and ServiceCo Equity Interests, free and clear of all Encumbrances.

(c) There are no outstanding or authorized options, warrants, convertible securities, subscriptions, rights, agreements, arrangements or commitments of any character relating to the equity interests of either Acquired Company or obligating Seller or either Acquired Company to issue or sell any equity interests in either Acquired Company. There are no outstanding or authorized share appreciation, phantom stock, profit participation or similar rights with respect to either Acquired Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests.

Section 4.5 Title to Equity Interests. Seller has good and valid title to the Equity Interests, free and clear of all Encumbrances. Upon consummation of the Transaction, Buyer shall own all the Equity Interests, free and clear of all Encumbrances (other than restrictions on transfer generally arising under applicable securities Laws or Encumbrances created by Buyer).

Section 4.6 Financial Statements.

(a) Seller has provided Buyer and Reinsurer with true and complete copies of the audited financial statements of the Acquired Companies for the years ended 12/31/23 and 12/31/22, along with the unaudited interim financial statements of the Acquired Companies as of and for the3-month period ended 3/31/25 (collectively, the “Financial Statements”), which are included as Section 4.6(a) of the Seller Disclosure Schedule.

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(b) The Financial Statements (i) have been prepared in accordance with GAAP/IFRS, applied consistently throughout the indicated periods (except as noted), (ii) are based on the books and records of the Acquired Companies, and (iii) fairly present, in all material respects, the financial condition and results of operations of the Acquired Companies as of the respective preparation dates and for the covered periods, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of notes (which, if provided, would not differ materially from those in the audited Financial Statements).

(c) The books of account and other financial records of the Company (i) are, in all material respects, complete and correct, and do not reflect any material inaccuracies or discrepancies, and (ii) have been maintained in accordance with good business practices and applicable Law.

Section 4.7 Undisclosed Liabilities. The Acquired Companies have no liabilities, except (a) those that are adequately reflected or reserved against in the balance sheet of the Acquired Companies as of 6/30/25 included in the Financial Statements; (b) those that have been incurred in the ordinary course of business consistent with past practice since 3/31/25 and which are not, individually or in the aggregate, material in amount; and (c) those incurred in connection with this Agreement and the Transaction.

Section 4.8 Absence of Certain Changes. Since 3/31/25, (a) the Company has conducted its business in the ordinary course consistent with past practice in all material respects, and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since 3/31/25, the Company has not taken any action that would require the consent of Buyer or Reinsurer under Section 7.1 if taken after the date hereof.

Section 4.9 Compliance with Laws; Permits.

(a) The Company is and has been in compliance in all material respects with all Laws and Governmental Orders applicable to it or its business, properties or assets.

(b) All material Permits required for the Company to conduct its business as currently conducted have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.9(b) of the Seller Disclosure Schedule lists all current material Permits issued to the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.

Section 4.10 Regulatory Matters.

(a) The Company holds a valid Class B(iii) insurer license issued by CIMA, which is in full force and effect. The Company is not subject to any pending or, to the Knowledge of Seller, threatened Action by CIMA that would reasonably be expected to result in the revocation, suspension, limitation or non-renewal of such license.

(b) The Company is, and since 1/1/22 has been, in compliance in all material respects with all applicable requirements of the Cayman Islands Insurance Act (As Revised), the regulations promulgated thereunder, and applicable CIMA guidance notes, including the Class B(iii) Requirements relating to capital, solvency, corporate governance, outsourcing, market conduct, reporting, and risk management.

(c) All filings, reports, statements, registrations, submissions and notices required to be filed by the Company with CIMA since 1/1/22 have been filed on a timely basis and were complete and accurate in all material respects as of their respective filing dates.

(d) To the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to prevent or materially delay the receipt of CIMA approval for the Pre-Closing Dividend or the change of control contemplated by this Agreement.

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Section 4.11 Material Contracts.

(a) Section 4.11(a) of the Seller Disclosure Schedule lists each of the following contracts to which the Acquired Companies are a party or by which their assets are bound (collectively, the “Material Contracts”):.

(b) Each Material Contract is valid and binding on the Acquired Companies and, to the knowledge of Seller, the other parties involved. It is in full force and effect, enforceable in accordance with its terms (subject to bankruptcy and equity exceptions). Neither the Acquired Companies nor, to the knowledge of Seller, any other party involved is in material breach or default under any Material Contract. True and complete copies of each written Material Contract have been provided to Buyer and Reinsurer.

Section 4.12 Insurance Business; Reserves.

(a) The Company conducts its reinsurance business only in accordance with applicable Law and its Class B(iii) license.

(b) The reserves for unpaid losses (including reserves for losses incurred but not reported), loss adjustment expenses, and unearned premiums of the Company as set forth in the Financial Statements (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied, (ii) are fairly stated, in all material respects, based on actuarial data and other information available at the time the Financial Statements were prepared, and (iii) were in compliance in all material respects with the requirements of applicable Law. For the avoidance of doubt, Seller makes no representation or warranty that such reserves will be sufficient or adequate for the purposes for which they were established.

Section 4.13 Covered Treaties; Retrocession Agreement Matters.

(a) Each of the Covered Treaties listed on Schedule C is a valid and binding obligation of the Company and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect. The Company is not in material breach or default under any Covered Treaty.

(b) The information provided by or on behalf of the Company or Seller to Reinsurer in connection with Reinsurer’s evaluation and underwriting of the Retrocession Agreement was complete and accurate in all material respects as of the date provided and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(c) To the Knowledge of Seller, there are no facts or circumstances related to the Covered Treaties or the business reinsured thereunder that would reasonably be expected to have a Material Adverse Effect on the ability of the Reinsurer to perform its obligations under the Retrocession Agreement or that would materially impair the value of the retrocession provided thereunder to the Reinsurer.

(d) Since the date of the most recent Financial Statements, there has not been any adverse deviation in the loss experience or performance of the business subject to the Covered Treaties that would be material to the Reinsurer, and no cedent under any Covered Treaty has given notice of any material dispute or intention to terminate such treaty.

Section 4.14 Trust Arrangements.

(a) Section 4.14(a) of the Seller Disclosure Schedule accurately identifies the trust agreement(s) governing the Trust Account(s) established for the benefit of cedents under the Covered Treaties (the “Existing Trust Agreements”). True and complete copies of the Existing Trust Agreements have been made available to Buyer and Reinsurer.

(b) Each Existing Trust Agreement is a valid and binding obligation of the Company and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect.

(c) The Trust Account(s) established thereunder are funded and administered in compliance in all material respects with the terms of the Existing Trust Agreements and applicable credit-for-reinsurance Laws (including relevant US state regulations and CIMA requirements).

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(d) To the Knowledge of Seller, there are no facts or circumstances that would prevent the amendment of the Existing Trust Agreements and the appointment of Checchi Capital as Investment Manager thereunder, subject to receipt of any required consents from the cedents or other beneficiaries of such Existing Trust Agreements.

Section 4.15 ServiceCo Matters.

(a) Compliance: The ServiceCo is and has been in compliance in all material respects with all applicable Laws of Bermuda.

(b) Employment Matters: All employees of the ServiceCo (including Thomas C. Heise pursuant to the Heise Employment Agreement) are employed in compliance in all material respects with applicable Bermuda Law. Schedule [4.15(b)] lists all material employment, consulting, and benefit arrangements of the ServiceCo. The Heise Employment Agreement is a valid and binding obligation of the ServiceCo and, to the Knowledge of Seller, Thomas C. Heise.

Section 4.16 Taxes. Include standard comprehensive tax representations appropriate for the jurisdiction and structure, covering filing of returns, payment of taxes, audits, withholding, tax sharing agreements, etc..

Section 4.17 Litigation. Except as set forth in Section 4.16 of the Seller Disclosure Schedule, there is no Action pending or, to the Knowledge of Seller, threatened against or affecting the Company or its assets or business, or against Seller relating to the Shares or the Transaction, that if determined adversely would have a Material Adverse Effect or challenge the validity of this Agreement or the Transaction. There are no outstanding Governmental Orders against the Company or Seller relating to the Company or the Shares.

Section 4.18 Intellectual Property. Include standard representations regarding ownership/right to use IP necessary for the business, non-infringement of third-party IP, etc..

Section 4.19 Real Property; Assets. Include standard representations regarding title to assets, condition of assets, details of any leased/owned real property, etc..

Section 4.20 Environmental Matters. Include standard representations regarding compliance with environmental laws, absence of hazardous materials issues, etc..

Section 4.21 Related Party Transactions. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, no Affiliate, officer, director, or employee of Seller or the Company is a party to any Contract or transaction with the Company or has any material interest in any property used by the Company, other than employment relationships and standard benefits.

Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller or the Company.

Section 4.23 Solvency. Immediately after giving effect to the Pre-Closing Dividend, the Company will be solvent (meaning that the fair value of its assets will exceed its liabilities, it will be able to pay its debts as they become due, and it will not have unreasonably small capital for the business in which it is engaged).

Section 4.24 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished by Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller and Reinsurer as follows:

Section 5.1 Organization and Qualification. Buyer is a an individual . Buyer has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted or contemplated to be conducted post-Closing.

Section 5.2 Authority; Binding Obligation. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transaction have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and Reinsurer) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.3 No Conflict; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transaction, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, or defaults that would not materially impede Buyer’s ability to consummate the Transaction. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except for the CIMA approval for the change of control.

Section 5.4 Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against Buyer that would reasonably be expected to materially impede Buyer’s ability to consummate the Transaction or perform its material obligations hereunder.

Section 5.5 Funding Commitment and Financial Capacity. The commitment of Buyer to provide operational funding to the Company pursuant to Section 7.9 constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms (subject to the limitations set forth in Section 5.2). Buyer has, and will maintain throughout the Funding Period, sufficient funds available (through committed capital, credit facilities, or other verifiable sources) to satisfy its funding obligations under Section 7.9 as they become due.

Section 5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

Section 5.7 Investment Intent. Buyer is acquiring the Shares or SeviceCo Equity Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares and SeviceCo Equity Interests are not registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of such Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

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Section 5.8 Solvency. Immediately after giving effect to the Transaction, Buyer will be solvent (meaning that the fair value of its assets will exceed its liabilities, it will be able to pay its debts as they become due, and it will not have unreasonably small capital for the business in which it is engaged).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF REINSURER

Except as set forth in the correspondingly numbered Section of the Reinsurer Disclosure Schedule, Reinsurer hereby represents and warrants to Seller and Buyer as follows:

Section 6.1 Organization and Qualification. Reinsurer is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda. Reinsurer is registered as a Class 3B insurer under the Insurance Act 1978 of Bermuda and as a segregated accounts company under the SAC Act. Reinsurer has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

Section 6.2 Authority; Binding Obligation. Reinsurer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Reinsurer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery by Reinsurer of this Agreement and the other Transaction Documents to which Reinsurer is a party, the performance by Reinsurer of its obligations hereunder and thereunder and the consummation by Reinsurer of the Transaction have been duly authorized by all requisite corporate action on the part of Reinsurer. This Agreement has been duly executed and delivered by Reinsurer, and (assuming due authorization, execution and delivery by Seller and Buyer) this Agreement constitutes a legal, valid and binding obligation of Reinsurer enforceable against Reinsurer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, general principles of equity, and the provisions of the SAC Act limiting recourse to the assets attributable to specific segregated accounts.

Section 6.3 No Conflict; Consents. The execution, delivery and performance by Reinsurer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transaction, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the memorandum of association or bye-laws of Reinsurer; (b) conflict with or result in a violation or breach of any provision of any Law (including the SAC Act) or Governmental Order applicable to Reinsurer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Reinsurer is a party, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, or defaults that would not materially impede Reinsurer’s ability to consummate the Transaction or perform its obligations hereunder (including its funding obligations). No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Reinsurer in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except for filings or notices required under Bermuda law related to its segregated account activities.

Section 6.4 Litigation. There is no Action pending or, to Reinsurer’s knowledge, threatened against Reinsurer that would reasonably be expected to materially impede Reinsurer’s ability to consummate the Transaction or perform its material obligations hereunder.

Section 6.5 Capacity; Segregated Account.

(a) Reinsurer has the requisite capacity and financial ability under applicable Bermuda Law and its license to perform its obligations under this Agreement and the Retrocession Agreement.

(b) SAC 2018-1 has been duly established and registered by Reinsurer in accordance with the SAC Act and is validly existing. Reinsurer has the full power and authority under the SAC Act and its constitutive documents to act for and on behalf of SAC 2018-1 in entering into and performing the Retrocession Agreement and the related provisions of this Agreement.

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(c) The provisions of the Retrocession Agreement and this Agreement limiting recourse of the Company and Buyer to the assets attributable to SAC 2018-1 are valid and enforceable under the SAC Act.

Section 6.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Reinsurer.

Section 6.7 Solvency. Immediately after giving effect to the Transaction, Reinsurer will be solvent (meaning that the fair value of its assets will exceed its liabilities (taking into account the segregated nature of liabilities attributable to its segregated accounts under the SAC Act), it will be able to pay its debts as they become due, and it will not have unreasonably small capital for the business in which it is engaged).

ARTICLE VII
COVENANTS

Section 7.1 Conduct of Business Prior to Closing. From the date hereof until the Closing or the earlier termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by Buyer and Reinsurer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Company to:

(a) conduct its business in the ordinary course consistent with past practice;

(b) use commercially reasonable efforts to maintain and preserve intact its current business organization, operations, assets, and business relationships with third parties (including cedents, brokers, service providers, and regulators);

(c) maintain its books and records in accordance with past practice and applicable accounting standards; and

(d) comply in all material respects with applicable Laws (including CIMA requirements). Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company not to take any of the following actions without the prior written consent of Buyer and Reinsurer (which consent shall not be unreasonably withheld, conditioned or delayed): (i) amend its memorandum or articles of association or other organizational documents; (ii) issue, sell, pledge, dispose of, grant, transfer, or authorize the issuance, sale, pledge, disposition, grant or transfer of any shares of its capital stock or other ownership interest, or any options, warrants, convertible securities or other rights to acquire any shares of its capital stock or other ownership interest; (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than the Pre-Closing Dividend; (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other ownership interests; (v) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of investments in the ordinary course of business consistent with its investment policy; (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, except for borrowings under existing credit facilities disclosed in Section [X.X] of the Seller Disclosure Schedule in the ordinary course of business; (vii) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments made in the ordinary course of business consistent with its investment policy; (viii) sell, lease, license, transfer, exchange, swap, mortgage, pledge, or otherwise encumber or subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any of its properties or assets, except for dispositions of obsolete assets or investments in the ordinary course of business consistent with past practice and its investment policy; (ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (x) make any material change in its methods, principles or practices of financial accounting, except as required by concurrent changes in GAAP or applicable Law (including CIMA requirements); (xi) make, change or revoke any material Tax election, settle any material Tax claim or assessment, or change any material method of Tax accounting; (xii) enter into, amend, modify, terminate, or waive any material rights under any Material Contract (including any Covered Treaty or Existing Trust Agreement), other than in the ordinary course of business consistent with past practice; (xiii) institute, settle or compromise any Action involving potential payments by or to the Company in excess of $100,000 or which seeks material injunctive relief; (xiv) hire any new employee with an annual base salary in excess of $120,000, or materially increase the compensation or benefits of any existing director, officer, or employee, or adopt, amend or terminate any material employee benefit plan, except as required by applicable Law or existing Contracts; or (xv) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing.

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Section 7.2 Access to Information; Confidentiality. (a) From the date hereof until the Closing, Seller shall cause the Company to: (i) afford Buyer and Reinsurer and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the properties, offices, books, Contracts, personnel and records of the Company; and (ii) furnish promptly to Buyer and Reinsurer and their Representatives such additional financial and operating data and other information regarding the Company’s business and properties as Buyer or Reinsurer may from time to time reasonably request. Notwithstanding the foregoing, neither Seller nor the Company shall be required to disclose any information if such disclosure would, in the reasonable judgment of Seller (after consultation with counsel), (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law or fiduciary duty; provided, that Seller and the Company shall use commercially reasonable efforts to provide such information in a manner that does not waive such privilege or contravene such Law or duty. (b) Buyer and Reinsurer acknowledge that the information provided to them in connection with this Agreement and the Transaction is subject to the terms of the Confidentiality Agreement dated [Date], between [Parties] (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company.

Section 7.3 Regulatory Approvals; Efforts. (a) Each party shall use commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. (b) Specifically, Seller and the Company shall prepare and file, as promptly as practicable after the date hereof (and in any event within 15 Business Days), all necessary applications and submissions with CIMA to obtain approval for (i) the payment of the Pre-Closing Dividend; (ii) the change of control of the Company resulting from the purchase of the Shares by Buyer; and (iii) exchange control permission from the Bermuda Monetary Authority for the ServiceCo. Buyer and Reinsurer shall provide all information reasonably requested by Seller or the Company or required by CIMA in connection with such applications. Each party shall keep the other parties reasonably informed of the status of discussions and correspondence with CIMA regarding such approvals and provide copies of all material written communications. No party shall participate in any substantive meeting or communication with CIMA regarding these approvals without giving the other relevant parties prior notice and the opportunity to participate, unless prohibited by CIMA.

Section 7.4 Cedent Consents; Novation Efforts. (a) Seller shall cause the Company to use commercially reasonable efforts to obtain, prior to the Closing, the written consents or non-objections listed on Schedule D, in form and substance reasonably satisfactory to Reinsurer. Buyer and Reinsurer shall cooperate reasonably with Seller and the Company in seeking such consents or non-objections. (b) Seller shall cause the Company to use commercially reasonable efforts to ensure that, prior to the Closing, all liabilities related to the Lloyd’s business for YOAs 2022, 2023, and 2024 have been fully novated to another entity or otherwise removed from the Company such that the Company retains no residual liability therefor, and shall provide evidence satisfactory to Buyer and Reinsurer of such novation or removal at or prior to Closing.

Section 7.5 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the Transaction or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.6 Post-Closing Capital Requirements. Following the Closing, Buyer shall cause the Company to, and the Company shall, maintain capital in compliance at all times with the Class B(iii) Requirements, including maintaining the minimum capital reserve of US$200,000 plus any additional required capital as determined by CIMA or applicable Law. Buyer shall ensure that the Company has sufficient capital resources (including through capital contributions from Buyer if necessary) to meet such requirements and shall promptly inject or cause to be injected additional capital if required for regulatory compliance or operational needs.

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Section 7.7 Capital Verification. (a) For a period of ninety (90)days following the Closing Date, Reinsurer and its Representatives shall have the right, upon reasonable prior notice and during normal business hours, to inspect the relevant books and records of the Company and conduct reasonable verification procedures (the “Capital Verification”) solely to confirm the Company’s capital position and compliance with the Class B(iii) Requirements as of the Effective Time (after giving effect to the Pre-Closing Dividend and the Transaction). The Company shall provide reasonable cooperation to Reinsurer in connection with the Capital Verification. (b) If the Capital Verification reveals, in the reasonable determination of Reinsurer (supported by calculations shared with Buyer), that the Company failed to meet the Class B(iii) Requirements as of the Effective Time, Buyer shall, within thirty (30) days of receiving written notice thereof from Reinsurer, cause sufficient additional capital to be contributed to the Company to cure such shortfall in accordance with its obligations under Section 7.6. Failure by Buyer to cure such shortfall within the specified period shall constitute a material breach of this Agreement.

Section 7.8 Governance Matters.

(a) Board Composition: Effective as of the Closing, Buyer shall take all necessary actions (including amending the Company’s articles of association, if necessary) to ensure that the Board of Directors of the Company consists of three (3) directors: (i) Thomas C. Heise, (ii) one director designated by Reinsurer in writing prior to Closing (the “Reinsurer Director”), and (iii) one independent director mutually agreed upon by Buyer and Reinsurer prior to Closing (the “Independent Director”). Buyer shall use commercially reasonable efforts to cause such individuals to be appointed. Buyer shall ensure that the Reinsurer Director is provided with notice of all board meetings and all materials provided to other directors in connection therewith on a timely basis.

(b) Management Approval Rights: For a period of twelve (12) months following the Closing Date, Buyer shall cause the Company not to, and shall ensure the Company causes FG Re Solutions (pursuant to the terms of the service agreement between the Company and FG Re Solutions) not to, without the prior written consent of the Reinsurer Director (or Reinsurer, if no Reinsurer Director is then serving): (i) terminate the employment of Thomas C. Heise other than for “Cause” (as defined in the Heise Agreement); (ii) appoint a new Chief Executive Officer or Chief Underwriting Officer (or equivalent positions) for the Company or FG Re Solutions (to the extent providing services to the Company); (iii) make any material change to the scope or nature of the services provided by FG Re Solutions to the Company under its service agreement; (iv) cause or permit the Company to enter into any new material line of business; (v) amend, terminate, or commute any of the Covered Treaties; or (vi) approve any annual operating budget for the Company following the initial Budget attached as Schedule B.

(c) Operational Control: Subject to the oversight of the Company’s Board of Directors and the specific rights of Reinsurer set forth in this Agreement (including Section 7.8(b)), Buyer shall ensure that the dayto-day operational control of the Company’s business resides with the Management Team operating through FG Re Solutions pursuant to the service agreement between the Company and FG Re Solutions.

Section 7.9 Operational Funding.

(a) Funding Commitment. Commencing on the Closing Date and continuing throughout the Funding Period, Buyer shall provide, or cause to be provided, funding to the Company sufficient to cover the operational expenses of the Acquired Companies incurred in the ordinary course of business, strictly in accordance with the line items and amounts set forth in the Budget (Schedule B).

(b) Budget Compliance. The Company (and, where applicable, the ServiceCo) shall operate within the Budget and shall not materially deviate from any line item without Buyer’s prior written approval. Within twenty (20) days following the end of each calendar quarter, the Company shall provide Buyer and Reinsurer with a report reconciling actual expenses against the Budget. Any material underspending may result in a proportionate reduction of future funding by Buyer.

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(c) Budget Reviews. The Budget shall be reviewed annually by Buyer, the Company, and Reinsurer. Any amendments to the Budget must be approved in writing by Buyer and, to the extent such amendments would materially impact the Reinsurer’s interests under the Retrocession Agreement or its rights under Section 7.11, by Reinsurer (such Reinsurer approval not to be unreasonably withheld, conditioned or delayed).

Section 7.10 Remedies for Buyer Funding Default.

(a) Funding Default. A “Funding Default” shall occur if Buyer fails to remit the full amount of funds requested by the Company pursuant to Section 7.9(b) (provided such request is in accordance with the Budget) by the applicable Funding Due Date.

(b) Notice and Cure Period. Upon the occurrence of a Funding Default, the Company or Reinsurer may deliver written notice thereof to Buyer (a “Funding Default Notice”). Buyer shall have ten (10) Business Days following receipt of the Funding Default Notice to cure such Funding Default by remitting the full outstanding amount to the Company (the “Cure Period”).

(c) Remedies Upon Failure to Cure. If Buyer fails to cure the Funding Default within the Cure Period, then, without limiting any other rights or remedies available to the Company or Reinsurer under this Agreement, at law or in equity (including the right to seek specific performance pursuant to Section 12.13 or indemnification under Article X):

(i) Reinsurer Step-In Right: Reinsurer shall have the right, but not the obligation, upon written notice to Buyer and the Company, to advance the funds required to cure the Funding Default (the “Default Funding Amount”) directly to the Company.

(ii) Consequences of Reinsurer Step-In: If Reinsurer exercises its right under Section 7.10(c)(i):

(A) Debt Obligation: The Default Funding Amount shall immediately constitute a debt obligation of Buyer payable on demand to Reinsurer, bearing interest from the date advanced by Reinsurer until the date repaid in full by Buyer at a rate per annum equal to the Prime Rate as published in the Wall Street Journal plus eight percent (8.0%) or specify fixed rate (the “Default Rate”).

(B) Enhanced Governance. Until such debt obligation (including all accrued interest) is repaid in full by Buyer to Reinsurer, the Reinsurer shall have the right, upon written notice to Buyer, to appoint a majority of the directors to the Board of Directors of the Company. During such period, the affirmative vote of a majority of the directors appointed by the Reinsurer shall be required for any action to be taken by such Board of Directors.

(C) Offset Rights: Reinsurer may offset any amounts owed to it by Buyer pursuant to this Section 7.10(c)(ii) against any amounts otherwise payable by Reinsurer to Buyer or its Affiliates under this Agreement or any other agreement between the parties.

(iii) Other Remedies: The exercise of the step-in right by Reinsurer shall not preclude Reinsurer or the Company from pursuing any other available remedies against Buyer for the Funding Default, including seeking damages or specific performance.

Section 7.11 Financial Arrangements, Margin Protection, and Dividend Restrictions.

(a) Margin Protection Covenant and Retrocession Fixed Payment.

(i) Primary Sources: Buyer shall cause the Company to maintain and allocate sufficient profits and available cash flow from (A) the profitable performance of the Covered Treaties, and (B) the collected proceeds of the retained YOA 2025 Lloyds reinsurance (subject to the Reinsurer’s security interest therein as provided in Section 7.11(a)(vi)), to fund the installments of the Retrocession Fixed Payment as they become due.

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(ii) Quarterly Review, Shortfall, and Acceleration: Within twenty (20) days following the end of each calendar quarter during the Retrocession Term, the Company shall deliver to Buyer and Reinsurer a “Quarterly Margin Statement” calculating the aggregate profits accrued from the sources in (ii)(A) and (B) above, and determining if such amounts, combined with prior payments made to Reinsurer, are sufficient to cover the then-accrued portion of the Retrocession Fixed Payment (based on the quarterly earn-in schedule) and any accrued target return on Deployed Collateral as specified in the Retrocession Agreement. Any deficiency in such amounts required to meet the accrued Retrocession Fixed Payment and target return shall be deemed a “Shortfall.”

(iii) Shortfall Top-Up from Lloyd’s YOA 2025 Profits; Set-Off: To the extent a Shortfall exists as identified in any Quarterly Margin Statement, or if the entire Retrocession Fixed Payment is accelerated pursuant to Section 7.11(a)(iii) or the terms of the Retrocession Agreement and sources (A) and (B) in Section 7.11(a)(ii) are insufficient, Buyer shall cause the Company to apply any and all net profits generated from the Company’s Year of Account 2025 Lloyd’s reinsurance arrangements to cure such Shortfall or pay such accelerated amount (the “Shortfall Top-Up”). The Company hereby assigns and pledges to the Reinsurer, as primary security for the payment of the Retrocession Fixed Payment and any Shortfall Top- Up, all of its right, title, and interest in and to the net profits arising from such Year of Account 2025 Lloyd’s reinsurance arrangements, such pledge to become effective upon the execution of this Agreement and to be enforceable by Reinsurer upon the occurrence of a Shortfall or acceleration of the Retrocession Fixed Payment. Reinsurer may, in addition to other remedies, set off any amounts due to it hereunder against any amounts payable by Reinsurer to the Company or Buyer.

(iv) Choice of Law for Pledge. The assignment and pledge of the net profits from the Company’s Year of Account 2025 Lloyd’s reinsurance arrangements pursuant to Section 7.11(a)(iv) shall be governed by, and construed in accordance with, the laws of Bermuda, and the Parties agree that such assignment and pledge creates a proprietary security interest enforceable in any insolvency or restructuring of Buyer or the Company. The Parties, including Buyer and the Company, acknowledge that such pledge constitutes a “financial collateral arrangement” for the purposes of any applicable insolvency or avoidance statutes.

(b) XOL Funding Contribution. As a contribution to support the Company’s reinsurance program, Reinsurer shall pay to the Company an aggregate amount of US$500,000 per year, payable on January 1, 2026 and January 1, 2027, solely for the purpose of paying premiums or providing collateral for an excess- of-loss reinsurance policy covering specific risks to be agreed by the Buyer and the Reinsurer after Closing for the benefit of the Company. The Parties agree that such payments are not a loan or an advance and shall not be repayable by the Company to the Reinsurer but shall be treated as a funding contribution made in consideration for the overall economic benefits accruing to the Reinsurer under the Transaction Documents.

(c) Dividend Restriction. Following the Closing and during the Funding Period, Buyer shall cause the Company not to declare, set aside, make or pay any dividend or other distribution or return of capital to Buyer or any Affiliate (other than the Company) or the Management Team unless and until all of the following conditions are met: (i) the Company is in full compliance with the Class B(iii) Requirements (including all applicable capital and solvency margins); (ii) all payment obligations of the Company to the Reinsurer then due under this Agreement and the Retrocession Agreement (including any accrued installments of the Retrocession Fixed Payment, any Shortfall Top-Up payments, and any due Apollo Commutation Proceeds) have been fully paid, and adequate provision, satisfactory to Reinsurer, has been made for future installments of the Retrocession Fixed Payment and any other amounts projected to become due to Reinsurer (including the target return on Deployed Collateral as specified in the Retrocession Agreement); and (iii) the Board of Directors of the Company (including the Reinsurer Director) determines, acting reasonably, that the Company will retain sufficient capital and reserves following such distribution to meet its ongoing operational needs (taking into account Buyer’s funding obligations under Section 7.9) and regulatory requirements.

Section 7.12 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction.

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Section 7.13 Director and Officer Indemnification and Insurance. (a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company as provided in its memorandum and articles of association and any indemnification or other similar agreements of the Company listed in Section 4.11(a) of the Seller Disclosure Schedule shall survive the Transaction and shall continue in full force and effect in accordance with their terms. (b) For a period of [six (6)] years after the Effective Time, Buyer shall cause the Company to maintain in effect the current directors’ and officers’ liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the beneficiaries thereof) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that Buyer shall not be required to pay annual premiums in excess of [Number]% (e.g., 300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as is available for such amount. Alternatively, Buyer may purchase a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policy coverage, for an aggregate cost not exceeding the aforementioned cap.

Section 7.14 Books and Records. Buyer shall cause the Company to preserve and keep the records held by it relating to the business of the Company for a period of seven (7) years from the Closing Date (or longer if required by Law) and shall make such records available to Seller as reasonably requested for legitimate business purposes (including financial reporting, tax matters, and litigation), subject to reasonable access procedures and confidentiality obligations.

Section 7.15 Non-Solicitation.

(a) Non-Solicitation of Employees: Buyer agrees that for a period of Two (2) years following the Closing Date, it shall not, and it shall cause the Company and its other Affiliates not to, directly or indirectly, solicit for employment or hire any Person who is employed by Reinsurer or any of its Affiliates as of the Closing Date or becomes employed by Reinsurer or any of its Affiliates during such Two (2) year period; provided, however, that this Section 7.15(a) shall not prohibit Buyer, the Company, or their Affiliates from (i) conducting general solicitations for employment (including through search firms or advertisements) not specifically targeted at employees of Reinsurer or its Affiliates, or (ii) hiring any such employee who initiates contact with Buyer, the Company, or their Affiliates regarding employment without any direct or indirect solicitation by Buyer, the Company, or their Affiliates in violation of this covenant.

(b) Non-Solicitation of Business Relationships: Buyer agrees that for a period of Two (2) years following the Closing Date, it shall not, and it shall cause the Company and its other Affiliates not to, directly or indirectly, solicit, induce, or attempt to induce any Person that is a client, customer, cedent, broker, agent, supplier, or other material business relation of Reinsurer or any of its Affiliates to cease doing business with, reduce the amount of business conducted with, or materially alter its business relationship with, Reinsurer or its Affiliates, or otherwise interfere with the relationship between Reinsurer or its Affiliates and any such Person.

Section 7.16 Buyer Financial Capacity. Buyer shall maintain sufficient liquidity and financial capacity to satisfy its obligations under Section 7.6 (Post-Closing Capital Requirements) and Section 7.9 (Operational Funding) throughout the Funding Period. Buyer shall provide Reinsurer with reasonable evidence of such capacity upon Reinsurer’s written request (not more frequently than annually, unless Reinsurer has a reasonable basis to believe Buyer may be unable to meet its obligations).

Section 7.17 Accelerated Underwriting Framework. The Parties acknowledge the strategic importance of promptly enabling the Acquired Companies, under the leadership of the Management Team and with oversight from Reinsurer, to underwrite new reinsurance business for the benefit of Reinsurer or its Affiliates. To that end, Buyer and Reinsurer shall cooperate in good faith, and Buyer shall cause the ServiceCo to cooperate, to establish the necessary framework as follows:

(a) Week 1 (D+7): Within seven (7) Business Days following the Closing Date, the Parties shall cause their representatives to exchange initial drafts of underwriting authority agreements and key compensation terms for the Underwriting Principals.

(b) Week 2 (D+14): Within fourteen (14) Business Days following the Closing Date, the Parties shall use commercially reasonable efforts to finalize the compensation schedules for the Underwriting Principals and other key underwriters and agree upon reporting protocols to the Reinsurer’s underwriting committee (which shall be established by Reinsurer and shall have oversight over underwriting activities conducted pursuant to this Section 7.17).

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(c) Week 3 (D+21): Within twenty-one (21) Business Days following the Closing Date, Buyer shall cause the ServiceCo to use commercially reasonable efforts to execute definitive underwriting and compensation agreements with the Underwriting Principals and other key underwriters, such agreements to be consistent with the terms finalized under subsection (b) and otherwise reasonably acceptable to Reinsurer.

(d) Week 4 (D+28): Within twenty-eight (28) Business Days following the Closing Date, Buyer shall cause the Acquired Companies to use commercially reasonable efforts to present for approval to Reinsurer’s underwriting committee, and if approved, bind at least one new reinsurance treaty consistent with the parameters set forth in the executed underwriting authority agreements.

(e) Time of the Essence; Consultation: Time is of the essence with respect to the milestones set forth in this Section 7.17. Failure by Buyer or the Acquired Companies to meet any such milestone (unless waived in writing by Reinsurer or primarily caused by Reinsurer’s delay) shall entitle Reinsurer to initiate consultations with Buyer to address the delay. If such delay is not rectified within [ten (10)] Business Days following Reinsurer’s written notice initiating such consultations, such failure may be deemed a breach of this covenant for purposes of Article X.

Section 7.18 Reinsurance Collateral. (a) Concurrently with the Closing, Reinsurer shall establish or cause to be established one or more trust accounts (the “Reinsurance Trust Account”) for the benefit of the Company and shall fund such Reinsurance Trust Account with cash or other qualifying assets, free and clear of all Encumbrances, in an amount equal to US$3,300,000, all in accordance with the terms of the Retrocession Agreement and the Trust Agreement. (b) As a condition to the obligations of Buyer and Reinsurer hereunder, Seller shall provide, at or prior to Closing, evidence reasonably satisfactory to Buyer and Reinsurer that all pre-existing collateral arrangements relating to the Covered Treaties have been terminated and all assets previously securing such arrangements have been released.

Section 7.19 Buyer Special Purpose Vehicle. In the event Buyer elects to assign this Agreement to a special purpose vehicle (the “Buyer SPV”) pursuant to Section 12.7, Buyer shall ensure that, as of the Closing Date, the Buyer SPV (a) is a duly organized and validly existing entity in good standing under the laws of its jurisdiction of formation, (b) has the full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the Transaction, and (c) has taken all necessary corporate action to authorize such execution, delivery, and consummation. Buyer further represents that, upon such assignment, the representations and warranties made by him in Article V shall be deemed made by the Buyer SPV, mutatis mutandis, as of the Closing Date.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transaction are subject to the satisfaction or waiver (where permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) No Injunctions or Restraints. No Governmental Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Transaction shall be in effect. No Law shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Transaction.

(b) Regulatory Approvals. The approvals from CIMA required for (i) the payment of the Pre-Closing Dividend (ii) the change of control of the Company contemplated by this Agreement shall have been obtained and shall be in full force and effect; and any required notifications to or exchange control approvals from the Bermuda Monetary Authority regarding the change of control of the ServiceCo shall have been made or obtained.

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Section 8.2 Conditions to Obligations of Buyer and Reinsurer. The obligations of Buyer and Reinsurer to consummate the Transaction are subject to the satisfaction or waiver (by both Buyer and Reinsurer) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 4.1 (Organization), 4.2 (Authority), 4.4 (Capitalization), 4.5 (Title), 4.23 (Brokers) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date); and (ii) all other representations and warranties of Seller contained in Article IV shall be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b) Performance of Obligations of Seller. The Seller and the Acquired Companies shall have fulfilled all material obligations required under this Agreement at or before the Closing.

(c) CIMA Approvals. The conditions set forth in Section 8.1(b) shall have been satisfied.

(d) Investment Manager Appointment. An investment management agreement, in form and substance reasonably satisfactory to Reinsurer, shall have been executed by the Company (or the Trustee on its behalf) and Checchi Capital, appointing Checchi Capital as the exclusive investment manager for the Trust Account(s) supporting the Retrocession Agreement, effective as of the Closing.

(e) Novation of Lloyd’s Business. Seller shall have delivered evidence reasonably satisfactory to Buyer and Reinsurer that the Lloyd’s business of the Company for YOAs 2022, 2023, and 2024 has been fully novated or otherwise removed from the Company such that the Company retains no residual liability therefor.

(f) Cedent Consents/Non-Objections. Seller shall have delivered the written consents or nonobjections listed on Schedule D, in form and substance reasonably satisfactory to Reinsurer.

(g) Execution of Transaction Documents. The Retrocession Agreement and the Trust Agreement shall have been executed and delivered by the Company and the Trustee.

(h) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(i) Buyer Funding Capacity. Buyer shall have provided Reinsurer with evidence reasonably satisfactory to Reinsurer demonstrating Buyer’s financial capacity to fulfill its obligations under Section 7.9 (Operational Funding), which evidence may include, without limitation, executed equity commitment letters from Buyer’s members or sponsors, bank statements showing sufficient unrestricted cash reserves held by Buyer, a guarantee from a creditworthy Person acceptable to Reinsurer, or other evidence acceptable to Reinsurer in its reasonable discretion.

(j) Good Standing of ServiceCo. Seller shall have delivered evidence reasonably satisfactory to Buyer and Reinsurer that the ServiceCo is in good standing in Bermuda.

(k) Execution of Heise Employment Agreement. Thomas C. Heise and the ServiceCo shall have executed and delivered the Heise Employment Agreement, and such Heise Employment Agreement shall be in full force and effect and not have been revoked or breached in any material respect by Thomas C. Heise.

(l) Execution of Key Underwriter Employment Agreements. The employment agreements for the key underwriters set forth on Schedule [8.2(l)], in form and substance reasonably satisfactory to Buyer and Reinsurer, shall have been executed and delivered by the ServiceCo and the respective underwriters and shall be in full force and effect.

(m) Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Buyer and Reinsurer the items set forth in Section 3.2.

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Section 8.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transaction are subject to the satisfaction or waiver by Seller at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Buyer and Reinsurer contained in Sections 5.1, 5.2, 5.6 / 6.1, 6.2, 6.5, 6.6 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date); and (ii) all other representations and warranties of Buyer and Reinsurer contained in Article V and Article VI shall be true and correct (without regard to any materiality qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not materially impede the ability of Buyer or Reinsurer, respectively, to consummate the Transaction or perform their respective material obligations hereunder.

(b) Performance of Obligations of Buyer and Reinsurer. Buyer and Reinsurer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) CIMA and BMA Approvals. The conditions set forth in Section 8.1(b) shall have been satisfied.

(d) Execution of Transaction Documents. The Retrocession Agreement and the Trust Agreement shall have been executed and delivered by the Reinsurer.

(e) Closing Deliveries. Buyer and Reinsurer shall have delivered, or caused to be delivered, to Seller the items set forth in Section 3.3 and Section 3.4, respectively.

ARTICLE X
INDEMNIFICATION

Section 10.1 Survival.

(a) The representations and warranties of Seller contained in Article IV, of Buyer contained in Article V, and of Reinsurer contained in Article VI shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authority), 4.4 (Capitalization), 4.5 (Title), 4.22 (Brokers); Buyer: 5.1 (Organization), 5.2 (Authority), 5.6 (Brokers); Reinsurer: 6.1 (Organization), 6.2 (Authority), 6.5 (Capacity/SAC), 6.7 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely, and (ii) the representations and warranties contained in Section 4.15 (Taxes) shall survive the Closing until sixty (60) days after the expiration of the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

(b) The covenants and agreements of the parties contained in this Agreement required to be performed prior to the Closing shall survive the Closing until the date that is eighteen (18) months following the Closing Date. The covenants and agreements of the parties contained in this Agreement required to be performed at or after the Closing shall survive the Closing in accordance with their respective terms or, if no term is specified, indefinitely.

(c) Notwithstanding the foregoing, any claim asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period, and such claims shall survive until finally resolved.

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Section 10.2 Indemnification by Seller. Subject to the other terms and conditions of this Article X, from and after the Closing, Seller shall indemnify and defend Buyer, [              ], its Affiliates (including the Acquired Companies after the Closing), and their respective Representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article IV of this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section [4.15] (Taxes), it being understood that claims for inaccuracy in or breach thereof shall be subject to indemnification pursuant to Section [9.2]);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any covenant, agreement or obligation relating to Taxes, it being understood that claims for breach thereof shall be subject to indemnification pursuant to Section [9.2]); or

Section 10.3 Indemnification by Buyer. Subject to the other terms and conditions of this Article X, from and after the Closing, Buyer shall indemnify and defend Seller, its Affiliates, and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article V of this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (including buyer’s obligations to ensure the Acquired Companies fulfill their post-Closing responsibilities covenants).

Section 10.4 Indemnification by Reinsurer. Subject to the other terms and conditions of this Article X, from and after the Closing, Reinsurer shall indemnify and defend the Buyer Indemnified Parties and the Seller Indemnified Parties against, and shall hold them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such indemnified parties based upon, arising out of, or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties of Reinsurer contained in Article VI of this Agreement or in any certificate delivered by or on behalf of Reinsurer pursuant to this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Reinsurer pursuant to this Agreement.

Section 10.5 Procedures for Indemnification – Third Party Claims.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.

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(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party reasonably determines that the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim; or (iv) the Indemnified Party reasonably determines upon advice of counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d) If the Indemnifying Party elects not to assume the defense of a Third Party Claim, or is not entitled to assume the defense, the Indemnified Party may, subject to Section 10.5(e), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(e) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless the judgment or proposed settlement involves only the payment of money damages for which the Indemnifying Party is fully responsible and includes an unconditional release of the Indemnified Party from all liability arising out of such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

Section 10.6 Procedures for Indemnification – Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.7 Limitations on Indemnification. (a) Threshold/Deductible Basket: Seller shall not be liable for Losses pursuant to Section 10.2(a) unless the aggregate amount of all such Losses exceeds US$50,000 (the “Basket Threshold”), in which event Seller shall be required to pay or be liable for the full amount of all such Losses from the first dollar. For the avoidance of doubt, the Basket Threshold is a “tipping” threshold and not a deductible.

(b) Cap: The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 10.2(a) shall not exceed US$1,500,000. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 10.3(a) shall not exceed US$1,500,000. The aggregate amount of all Losses for which Reinsurer shall be liable pursuant to Section 10.4(a) shall not exceed US$3,300,000.

(c) Exceptions: The limitations set forth in Section 10.7(a) and Section 10.7(b) shall not apply to Losses based upon, arising out of, or resulting from (i) breaches of any Fundamental Representation, (ii) fraud or willful misconduct, or (iii) claims pursuant to Section 10.2(b), 10.2(c) [Seller covenant breaches], Section 10.3(b) [Buyer covenant breaches, including funding], or Section 10.4(b) [Reinsurer covenant breaches].

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(d) Materiality Scrape: For purposes of determining the amount of Losses subject to indemnification under this Article X (but not for determining whether a breach of a representation or warranty has occurred), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Insurance/Tax Benefits: Payments by an Indemnifying Party pursuant to this Article X in respect of any Loss shall be reduced by the amount of any insurance proceeds or other recovery from third parties actually received by or on behalf of the Indemnified Party in respect of such Loss, net of any costs of recovery or deductible/retention amounts. If an Indemnified Party receives such proceeds or recoveries after an indemnification payment has been made, it shall promptly remit such proceeds (up to the amount of the indemnification payment) to the Indemnifying Party. Payments shall also be reduced by the amount of any Tax benefit actually realized by the Indemnified Party as a result of such Loss in the year the Loss is incurred or the indemnity payment is made.

(f) No Double Recovery: No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (including recovery under different provisions of this Agreement or other Transaction Documents).

Section 10.8 Exclusive Remedies. Subject to Section 12.13 (Specific Performance), the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X

Section 10.9 Tax Treatment of Indemnity Payments. [Same as Section 9.5, duplicated here for completeness within Indemnification article]. Except as otherwise required by applicable Law, Seller, Buyer, Reinsurer, and the Company agree to treat any payments made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes.

Section 10.10 Mitigation. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

ARTICLE XI
TERMINATION

Section 11.1 Termination Events. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller, Buyer and Reinsurer;

(b) by Buyer and Reinsurer, acting together, by written notice to Seller, if: (i) there has been a breach by Seller or the Acquired Companies of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within [thirty (30)] days after written notice thereof is given by Buyer or Reinsurer to Seller; or (ii) any of the conditions set forth in Section 8.1 or Section 8.2 shall have become incapable of fulfillment prior to the Outside Date (as defined below), provided that Buyer and Reinsurer are not then in material breach of this Agreement;

(c) by Seller by written notice to Buyer and Reinsurer, if: (i) there has been a breach by Buyer or Reinsurer of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Buyer or Reinsurer shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within [thirty (30)] days after written notice thereof is given by Seller to the breaching party; or (ii) any of the conditions set forth in Section 8.1 or Section 8.3 shall have become incapable of fulfillment prior to the Outside Date, provided that Seller is not then in material breach of this Agreement;

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(d) by any of Seller, Buyer, or Reinsurer by written notice to the other parties if the Transaction shall not have been consummated on or before 30 September 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Transaction to be consummated by the Outside Date; or

(e) by any of Seller, Buyer, or Reinsurer by written notice to the other parties if any Governmental Authority shall have issued a Governmental Order permanently restraining or prohibiting the Transaction, and such Governmental Order shall have become final and non-appealable.

Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto (or any of its Representatives or Affiliates), other than the provisions of Section 7.2(b) (Confidentiality), Section 7.5 (Public Announcements), Section 12.1 (Expenses), Section 12.2 (Notices), Section 12.9 (Governing Law), Section 12.10 (Dispute Resolution), this Section 11.2, and Article I (Definitions) to the extent necessary to interpret the foregoing, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any Willful Breach of this Agreement prior to such termination.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Expenses. Except as otherwise expressly provided herein (including Article X relating to indemnification), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to Seller:

FG Reinsurance Holdings LLC, 108 Gateway Boulevard, Suite 204,Mooresville, NC 28117

Attention: Mark Roberson Email: Mark.roberson@fg.group

If to Buyer: Thomas C. Heise, Devondale, 33 South Road, Devonshire DV07, Bermuda

Attention: Tom Heise Email: theise@yahoo.com;

If to Reinsurer: [                           ]

Section 12.3 Interpretation; Definitions. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to “$” or “dollars” shall mean United States dollars. Unless otherwise specified, references to a party are references to a party to this Agreement.

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Section 12.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, Exhibits, other Transaction Documents (other than the Confidentiality Agreement), the statements in the body of this Agreement will control.

Section 12.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or delegate its obligations hereunder without the prior written consent of the other parties; provided, however, that Buyer may, at any time prior to the Closing, assign all of his rights and delegate all of his obligations hereunder to a special purpose vehicle that is, and at all times through Closing remains, wholly-owned and controlled by Buyer (the “Buyer SPV”), upon written notice to Seller and Reinsurer. No such assignment and delegation shall relieve Buyer of any of his obligations or liabilities under this Agreement, it being understood and agreed that Buyer shall remain fully liable, jointly and severally with the Buyer SPV, for the due and punctual performance and observance of all such obligations and liabilities. Any purported assignment or delegation in violation of this Section shall be null and void.

Section 12.8 No Third-Party Beneficiaries. Except as provided in Section 7.12 (D&O Indemnification) and Article X (Indemnification) with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.9 Amendment; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 12.10 Governing Law. This Agreement and all related documents (including any Schedules and Exhibits hereto), and all matters, claims, or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of Bermuda, without giving effect to any choice or conflict of law provision or rule (whether of Bermuda or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Bermuda. Additionally, all provisions herein relating to the Reinsurer’s status as a segregated accounts company, the establishment and operation of SAC 2018-1, and the limitation of recourse thereto, shall be governed by and construed in accordance with the Segregated Accounts Companies Act 2000 of Bermuda, as amended, and other applicable laws of Bermuda.

Section 12.11 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Hamilton, Bermuda administered by Arbitral Institution, e.g., the International Chamber of Commerce ICC] in accordance with its Rules of Arbitration. The number of arbitrators shall be [three (3)], selected in accordance with such rules. The language of the arbitration shall be English. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the administering institution, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise, or as required by applicable disclosure rules and regulations of securities regulatory authorities or other governmental agencies.

Section 12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the New York Electronic Signatures and Records Act (ESRA), the Cayman Islands Electronic Transactions Act (As Revised), or the Bermuda Electronic Transactions Act 1999) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court designated in Section 12.11 (Dispute Resolution), this being in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FG REINSURANCE HOLDINGS LLC (Seller)

By:
Name:	Mark Roberson
Title:	Manager

Thomas C. Heise

By:
Name:	Thomas C. Heise
Title:	Individual

[ ] (Reinsurer)

By:
Name:	[ ]
Title:	DIRECTOR

FG REINSURANCE LTD. (Company, solely for purposes specified herein)

By:
Name:	Larry Swets
Title:	CEO